UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 10, 2014

Green Plains Inc.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 10, 2014, Green Plains Inc (the “Company”) closed a $225 million senior secured credit facility due on June 30, 2020 (the “Credit Facility”) for its wholly-owned subsidiary, Green Plains Processing LLC (“the Borrower”). BMO Capital Markets and BNP Paribas Securities Corp. served as joint arrangers and joint book runners on the Credit Facility.

The proceeds from the Credit Facility will primarily be used to refinance debt currently outstanding at the Borrower’s subsidiaries, increase cash balances, and to pay fees and expenses in connection therewith. Through its subsidiaries, the Borrower holds six ethanol plants, with approximately 450 million gallons of annual production capacity and corn oil production assets located in Bluffton, IN, Shenandoah, IA, Fergus Falls, MN, Atkinson, NE, Central City, NE and Ord, NE. The credit facilities previously outstanding at the Borrower’s subsidiaries had maturity dates ranging from January 2015 to September 2019.

The Credit Facility requires quarterly principal and interest payments on the last day of each quarter, beginning on September 30, 2014, with a final installment payable on June 30, 2020 equal to the unpaid principal and interest balances of the Credit Facility. The principal portion of each quarterly payment will be $562.5 thousand. The Credit Facility will bear interest at a variable rate per annum at the Borrower’s election, equal to (a) the applicable LIBOR rate, subject to a 1.00% floor, plus 5.50% or (b) a Base Rate equal to 4.50% plus the greater of (i) the Federal Funds Rate plus 0.50%, (ii) the Prime Rate, or (iii) one month LIBOR plus 1.00%.

The Credit Facility is guaranteed by the Company and each of the Borrower’s subsidiaries and secured by substantially all of the assets of the Borrower and its subsidiaries, as well as the stock of the Borrower and its subsidiaries. The terms of the Credit Facility require the Borrower to maintain a maximum total leverage ratio at the end of each fiscal quarter of not more than 4.00 to 1.0, initially, decreasing to 3.25 to 1.0 over the life of the Credit Facility and a fixed charge coverage ratio at the end of each fiscal quarter of not less than 1.25 to 1.0.

The Credit Facility provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, the following: nonpayment of principal or interest; breach of covenants or other agreements in the Credit Facility; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. If any event of default occurs, the remaining principal balance and accrued interest on the Credit Facility will become immediately due and payable.

The Company issued a press release announcing the placement of the Credit Facility, which is included as Exhibit 99.1.

Item 1.02. Termination of a Material Definitive Agreement.

The information disclosed in Item 1.01 is incorporated by reference into this Item 1.02. There were no penalties associated with the termination of the previous facilities.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit Number	Description of Exhibit

10.1	Term Loan Agreement, dated as of June 10, 2014, among Green Plains Processing, LLC, as Borrower, the Lenders Party Hereto, BNP Paribas, as Administrative Agent and as Collateral Agent, and BMO Capital Markets and BNP Paribas Securities Corp., as Joint Lead Arrangers and Joint Book Runners

10.2	Guaranty - Green Plains Inc.

10.3	Guaranty - Green Plains Processing LLC Subsidiaries

10.4	Pledge Agreement

10.5	Security Agreement

10.6	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by Green Plains Atkinson LLC

10.7	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by Green Plains Central City LLC

10.8	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by Green Plains Ord LLC

10.9	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by Green Plains Bluffton LLC

10.10	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by Green Plains Otter Tail LLC

10.11	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by Green Plains Shenandoah LLC

99.1	Press Release Announcing the Placement of a $225 Million Senior Secured Credit Facility Due 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Inc.

Date: June 12, 2014	By:	/s/ Jerry L. Peters
Jerry L. Peters
Chief Financial Officer
(Principal Financial Officer)

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